As filed with the Securities and Exchange Commission on April 15, 2008.

Registration No. 333-145725

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 7 to

Form S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

AMERICAN WATER WORKS COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	4941	51-0063696
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1025 Laurel Oak Road

Voorhees, NJ 08043

(856) 346-8200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Donald L. Correll

President and Chief Executive Officer

American Water Works Company, Inc.

1025 Laurel Oak Road

Voorhees, NJ 08043

(856) 346-8200

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William V. Fogg, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000	George W. Patrick, Esq. Senior Vice President, General Counsel and Secretary American Water Works Company, Inc. 1025 Laurel Oak Road Voorhees, NJ 08043 (856) 346-8200	Robert E. Buckholz, Jr., Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	73,600,000	$26.00	$1,913,600,000	$75,204.48(4)

(1)	Includes 9,600,000 shares issuable pursuant to the underwriters’ option to purchase additional shares.
(2)	Includes shares to be sold upon exercise of the underwriters’ option to purchase additional shares. See “Underwriting.”
(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) of Regulation C under the Securities Act of 1933, as amended.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 7 to the Registration Statement on Form S-1 of American Water Works Company, Inc. is being filed for the purpose of filing an exhibit.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with this offering. All of such amounts (except the SEC registration fee and FINRA filing fee) are estimated. All of such amounts are being paid by the Company, with the exception of legal fees and expenses, which are being paid by RWE.

SEC registration fee	$75,204.48
Listing fee	250,000.00
FINRA filing fee	75,500.00
Printing and engraving costs	810,000.00
Legal fees and expenses	4,000,000.00
Accounting fees and expenses	1,333,750.00
Transfer Agent and Registrar fees and expenses	5,000.00
Miscellaneous	300,000.00

Total	$6,849,454.48

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law, or the DGCL, provides in relevant part that a corporation may indemnify any officer or director who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our bylaws generally provide that we will indemnify our directors and officers to the fullest extent permitted by law.

The registrant also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the registrant may, in such capacities, incur. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

Section 10(c) of the underwriting agreement, to be filed as Exhibit 1.1, provides that the underwriters named therein will indemnify us and hold us harmless and each of our directors, officers or controlling persons from and against certain liabilities, including liabilities under the Securities Act. Section 10(e) of the Underwriting Agreement also provides that such underwriters will contribute to certain liabilities of such persons under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, the Registrant has not issued any securities that were not registered under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

 (a) Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement.******

1.2	Letter from Merrill Lynch, Pierce, Fenner & Smith Incorporated to American Water Works Company, Inc. regarding the American Water Works Company, Inc. Reserved Share Program.*******

2.1	Agreement and Plan of Merger, dated as of September 16, 2001, among RWE Aktiengesellschaft, Thames Water Aqua Holdings GmbH, Apollo Acquisition Company and American Water Works Company, Inc.*****

2.2	Separation Agreement, by and among RWE Aktiengesellschaft and American Water Works Company, Inc.*****

3.1	Restated Certificate of Incorporation of American Water Works Company, Inc.*****

3.2	Amended and Restated Bylaws of American Water Works Company, Inc.******

4.1	Specimen Common Stock Certificate.*******

4.2	Note Purchase Agreement, as amended, dated as of December 21, 2006, by and between American Water Capital Corp. and the Purchasers named therein for purchase of $101,000,000 5.39% Series A Senior Notes due 2013, $37,500,000 5.52% Series B Senior Notes due 2016, $329,500,000 5.62% Series C Senior Notes due 2018 and $432,000,000 5.77% Series D Senior Notes due 2021.***

4.3	Note Purchase Agreement, as amended, dated as of March 29, 2007, by and between American Water Capital Corp. and the Purchasers named therein for purchase of $100,000,000 5.62% Series E Senior Notes due 2019 and $100,000,000 5.77% Series F Senior Notes due 2022.***

4.4	Indenture, dated as of October 22, 2007 between American Water Capital Corp. and Wells Fargo Bank, National Association. Incorporated herein by reference to Exhibit 4.4 to American Water Capital Corp. and American Water Works Company, Inc.’s Registration Statement on Form S-4, filed on December 21, 2007.****

4.5	Exchange and Registration Rights Agreement, dated as of October 22, 2007, between American Water Capital Corp., American Water Works Company, Inc. and Citigroup Global Markets Inc, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several purchasers. Incorporated herein by reference to Exhibit 4.5 to American Water Capital Corp. and American Water Works Company, Inc.’s Registration Statement on Form S-4, filed on December 21, 2007.****

Exhibit Number	Description
5.1	Opinion of Cravath, Swaine & Moore LLP.*****

9.1	Registration Rights Agreement by and among American Water Works Company, Inc., RWE Aktiengesellschaft and RWE Aqua Holdings GmbH.*****

10.1	Credit Agreement, dated as of September 15, 2006, among American Water Capital Corp., the Lenders identified therein and JPMorgan Chase Bank, N.A.***

10.3	Support Agreement, as subsequently amended, dated June 22, 2000, by and between American Water Works Company, Inc. and American Water Capital Corp.***

10.4	Employment Agreement between Donald L. Correll and American Water Works Company, Inc., dated February 15, 2008.*****

10.5	Employment Agreement between Ellen C. Wolf and American Water Works Company, Inc., dated February 15, 2008.*****

10.6	Separation Agreement between Dietrich Firnhaber and RWE Aktiengesellschaft, dated June 18, 2007.*****

10.7	RWE Long-Term Incentive Beat Plan 2005, dated as of April 20, 2005.***

10.8	Amended and Restated American Water Works Company, Inc. Executive Retirement Plan, dated as of March 1, 2007.***

10.9	Amended and Restated American Water Works Company, Inc. Deferred Compensation Plan, dated as of January 1, 2001.***

10.10	RWE Executive Deferred Compensation Plan (A).*****

10.11	RWE Executive Deferred Compensation Plan (B).*****

10.12	Settlement Agreement by and between California American Water Company and the U.S. Department of Commerce, National Oceanic and Atmospheric Administration, dated as of June 29, 2006.*****

10.13	2004 Thames Water/RWE Long-Term Incentive Plan, dated as of January 1, 2004.***

10.14	RWE Long-Term Incentive Plan 2002 (LTIP), dated as of 2002.***

10.15	American Water Works Company, Inc. Nonqualified Employee Stock Purchase Plan.*******

10.16	Form of Executive Completion Bonus in connection with the RWE Divestiture, dated as of March 20, 2006.***

10.17	Form of Retention Agreement in connection with the RWE Divestiture, dated as of March 20, 2006.***

10.18	American Water Works Company, Inc. Executive Severance Policy, dated as of June 14, 2006.***

10.19	Secondment Contract between RWE Solutions AG and Dietrich Firnhaber, dated as of January 1, 2003.***

10.20	2007 American Water Senior Management Annual Incentive Plan.***

10.21	2006 American Water Senior Management Annual Incentive Plan.***

10.22	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan.*******

Exhibit Number	Description
10.23	Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries.******

10.24	Nonqualified Deferred Compensation Plan for Non-Employee Directors of American Water Works Company, Inc.******

10.25	2008 American Water Senior Management Annual Incentive Plan.

21.1	Subsidiaries of American Water Works Company, Inc.****

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.********

23.2	Consent of Cravath, Swaine & Moore LLP (included in the opinion filed as Exhibit 5.1).*****

24.1	Power of Attorney.**

**	Previously filed on August 27, 2007.
***	Previously filed on October 11, 2007.
****	Previously filed on January 29, 2008.
*****	Previously filed on March 6, 2008.
******	Previously filed on March 26, 2008.
*******	Previously filed on March 31, 2008.
********Previously	filed on April 1, 2008.

(b) Financial Statement Schedules.

The financial statement schedules are omitted because they are inapplicable or the requested information is shown in the consolidated statements of American Water or related notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes as follows:

(1) The undersigned will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

(3) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Voorhees, state of New Jersey, on April 15, 2008.

AMERICAN WATER WORKS COMPANY, INC.

By:	/s/ Donald L. Correll
Name:	Donald L. Correll
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 15th day of April, 2008.

Signature	Title

/s/ Donald L. Correll	Donald L. Correll President, Chief Executive Officer and Director (Principal Executive Officer)

*	Ellen C. Wolf Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

*	George MacKenzie (Director)

*	Martha Clark Goss (Director)

*	Andreas G. Zetzsche (Director)

*	Dr. Rolf Pohlig (Director)

*	Dr. Manfred Döss (Director)

*	William J. Marrazzo (Director)

*By:	/s/ Donald L. Correll
Donald L. Correll as Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Underwriting Agreement.******

1.2	Letter from Merrill Lynch, Pierce, Fenner & Smith Incorporated to American Water Works Company, Inc. regarding the American Water Works Company, Inc. Reserved Share Program.*******

2.1	Agreement and Plan of Merger, dated as of September 16, 2001, among RWE Aktiengesellschaft, Thames Water Aqua Holdings GmbH, Apollo Acquisition Company and American Water Works Company, Inc.*****

2.2	Separation Agreement by and among RWE Aktiengesellschaft and American Water Works Company, Inc.*****

3.1	Restated Certificate of Incorporation of American Water Works Company, Inc.*****

3.2	Amended and Restated Bylaws of American Water Works Company, Inc.******

4.1	Specimen Common Stock Certificate.*******

4.2	Note Purchase Agreement, as amended, dated as of December 21, 2006, by and between American Water Capital Corp. and the Purchasers named therein for purchase of $101,000,000 5.39% Series A Senior Notes due 2013, $37,500,000 5.52% Series B Senior Notes due 2016, $329,500,000 5.62% Series C Senior Notes due 2018 and $432,000,000 5.77% Series D Senior Notes due 2021.***

4.3	Note Purchase Agreement, as amended, dated as of March 29, 2007, by and between American Water Capital Corp. and the Purchasers named therein for purchase of $100,000,000 5.62% Series E Senior Notes due 2019 and $100,000,000 5.77% Series F Senior Notes due 2022.***

4.4	Indenture, dated as of October 22, 2007 between American Water Capital Corp. and Wells Fargo Bank, National Association. Incorporated herein by reference to Exhibit 4.4 to American Water Capital Corp. and American Water Works Company, Inc.’s Registration Statement on Form S-4, filed on December 21, 2007.****

4.5	Exchange and Registration Rights Agreement, dated as of October 22, 2007, between American Water Capital Corp., American Water Works Company, Inc. and Citigroup Global Markets Inc, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several purchasers. Incorporated herein by reference to Exhibit 4.5 to American Water Capital Corp. and American Water Works Company, Inc.’s Registration Statement on Form S-4, filed on December 21, 2007.****

5.1	Opinion of Cravath, Swaine & Moore LLP.*****

9.1	Registration Rights Agreement by and among American Water Works Company, Inc., RWE Aktiengesellschaft and RWE Aqua Holdings GmbH.*****

10.1	Credit Agreement, dated as of September 15, 2006, among American Water Capital Corp., the Lenders identified therein and JPMorgan Chase Bank, N.A.***

10.3	Support Agreement, as subsequently amended, dated June 22, 2000, by and between American Water Works Company, Inc. and American Water Capital Corp.***

10.4	Employment Agreement between Donald L. Correll and American Water Works Company, Inc., dated February 15, 2008.*****

10.5	Employment Agreement between Ellen C. Wolf and American Water Works Company, Inc., dated February 15, 2008.*****

10.6	Separation Agreement between Dietrich Firnhaber and RWE Aktiengesellschaft, dated June 18, 2007.*****

Exhibit Number	Description
10.7	RWE Long-Term Incentive Beat Plan 2005, dated as of April 20, 2005.***

10.8	Amended and Restated American Water Works Company, Inc. Executive Retirement Plan, dated as of March 1, 2007.***

10.9	Amended and Restated American Water Works Company, Inc. Deferred Compensation Plan, dated as of January 1, 2001.***

10.10	RWE Executive Deferred Compensation Plan (A).*****

10.11	RWE Executive Deferred Compensation Plan (B).*****

10.12	Settlement Agreement by and between California American Water Company and the U.S. Department of Commerce, National Oceanic and Atmospheric Administration, dated as of June 29, 2006.*****

10.13	2004 Thames Water/RWE Long-Term Incentive Plan, dated as of January 1, 2004.***

10.14	RWE Long Term Incentive Plan 2002 (LTIP), dated as of 2002.***

10.15	American Water Works Company, Inc. Nonqualified Employee Stock Purchase Plan.*******

10.16	Form of Executive Completion Bonus in connection with the RWE Divestiture, dated as of March 20, 2006.***

10.17	Form of Retention Agreement in connection with the RWE Divestiture, dated as of March 20, 2006.***

10.18	American Water Works Company, Inc. Executive Severance Policy, dated as of June 14, 2006.***

10.19	Secondment Contract between RWE Solutions AG and Dietrich Firnhaber, dated as of January 1, 2003.***

10.20	2007 American Water Senior Management Annual Incentive Plan.***

10.21	2006 American Water Senior Management Annual Incentive Plan.***

10.22	American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan.*******

10.23	Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries.******

10.24	Nonqualified Deferred Compensation Plan for Non-Employee Directors of American Water Works Company, Inc.******

10.25	2008 American Water Senior Management Annual Incentive Plan.

21.1	Subsidiaries of American Water Works Company, Inc.****

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.********

23.2	Consent of Cravath, Swaine & Moore LLP (included in the opinion filed as Exhibit 5.1).*****

24.1	Power of Attorney.**

**	Previously filed on August 27, 2007.
***	Previously filed on October 11, 2007.
****	Previously filed on January 29, 2008.
*****	Previously filed on March 6, 2008.
******	Previously filed on March 26, 2008.
*******	Previously filed on March 31, 2008.
******** Previously	filed on April 1, 2008.